Exhibit 99.1
Investor Contact: Larry P. Kromidas
618-258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER 2007 EARNINGS PER SHARE OF $0.48

CLAYTON, MO, July 26, 2007 – Olin Corporation (NYSE: OLN) announced today that its net income in the second quarter of 2007 was $35.6 million, or $0.48 per diluted share, compared to net income of $33.0 million, or $0.45 per diluted share in the second quarter of 2006.  Sales in the second quarter of 2007 were $839.1 million, compared to $826.4 million in the second quarter of 2006.  Earnings in the first six months of 2007 were $0.79 per diluted share, compared to $0.92 per diluted share in the first six months of 2006.  Sales in the first six months of 2007 were $1,604.8 million compared to $1,551.5 million in the first six months of 2006.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Olin Corporation had an excellent second quarter.  Second quarter 2007 earnings in our Chlor Alkali business increased 28% from the first quarter of 2007 as we benefited from higher ECU netbacks and higher volumes.  Winchester had another excellent quarter as earnings increased approximately 70% from second quarter 2006 levels.  Earnings in our Metals business also improved over the second quarter of 2006 as improved pricing and lower costs more than offset lower shipment volumes.  Volumes in the Metals business declined by 12% compared to the second quarter of 2006.  Second quarter 2007 Metals results also include a $7.8 million LIFO inventory liquidation gain.  This inventory gain is consistent with our previously announced inventory reduction program.  Second quarter 2006 earnings included a $2.3 million gain from the settlement of a Metals business insurance claim.  Finally, in the second quarter of 2007, we recognized a $1.7 million favorable adjustment to the 2006 restructuring charge.”

In the third quarter of 2007, Olin expects earnings to be in the $0.40 per diluted share range, which includes approximately $6.0 million of inventory liquidation gains resulting from planned inventory reductions in Metals.  Chlor Alkali earnings are expected to be similar to second quarter 2007 levels as higher ECU values are likely to be offset by seasonally higher electricity costs and increases in transportation costs.  Winchester earnings are also expected to improve from the second quarter reflecting the traditionally strong pre-hunting season quarter.  Metals results are expected to decline from second quarter levels, reflecting the negative impact of planned internal and customer plant maintenance shutdowns.

SEGMENT REPORTING
We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in the segment results, consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS
Chlor Alkali product sales for the second quarter of 2007 were $166.4 million, compared to $169.5 million in the second quarter of 2006. The decrease reflects a 9% decline in ECU netbacks.  Chlorine and caustic soda volumes increased 3% year over year.  Freight costs included in the ECU netback increased 24% in the second quarter of 2007, compared to the second quarter of 2006.  Chlor Alkali segment income during the second quarter was $55.3 million, compared to $67.2 million in the second quarter of 2006.  The lower level of income reflects the impact of lower prices and higher distribution costs, partially offset by higher volumes.

METALS
Metals second quarter 2007 sales were $572.9 million, compared to $571.2 million in the second quarter of 2006.  Higher metal values and higher selling prices offset the impact of lower sales volumes.  Second quarter 2007 selling prices increased 14%, compared to the second quarter of 2006.  The average price of copper increased 3% from $3.37 per pound in the second quarter of 2006 to $3.46 per pound in the second quarter of 2007, and the price of zinc increased 11% from $1.49 per pound in the second quarter of 2006 to $1.66 per pound in the second quarter of 2007.  Metals volumes declined 12% in the second quarter of 2007, compared to the second quarter of 2006.  Automotive, building products, and electronics shipments declined by 15%, 9%, and 11%, respectively, while shipments to ammunition and coinage customers increased 3% and 11%, respectively.  Metals segment income during the quarter was $20.7 million, which includes a $7.8 million LIFO inventory liquidation gain associated with an ongoing inventory reduction program in the strip business.  Metals segment income during the second quarter of 2006 was $8.7 million, which included the $2.3 million gain from the settlement of an insurance claim.  Metals earnings in the second quarter of 2007 were positively impacted by the higher selling prices, lower costs resulting from the 2006 restructuring and plant shutdown actions, and the inventory liquidation gain, which more than offset the negative impact of lower sales volumes.

WINCHESTER
Winchester second quarter 2007 sales were $99.8 million, compared with $85.7 million in the second quarter of 2006 primarily due to increased selling prices and higher shipment volumes.  Second quarter 2007 Winchester segment income of $5.6 million compares favorably to second quarter 2006 earnings of $3.3 million.  The favorable impact of the higher selling prices and higher shipment volumes more than offset the impact of higher material and manufacturing costs.

CORPORATE AND OTHER COSTS
For the second quarter of 2007, pension expense included in the Corporate and Other segment was $2.5 million, compared to $4.5 million in the second quarter of 2006.  The decrease reflects the impact of the $80.0 million and $100.0 million voluntary contributions made in September 2006 and May 2007, respectively, a 25-basis point increase in the discount rate, and favorable 2006 investment returns.  Second quarter 2007 pension expense also includes a curtailment charge of $0.5 million resulting from a conversion of a portion of the Metals hourly workforce from a defined benefit pension plan to a defined contribution pension plan.  On a total company basis, pension expense for the three months ended June 30, 2007 was $8.3 million, compared to $10.8 million in 2006.

Second quarter charges to income for environmental investigatory and remedial activities were $7.0 million, compared to $5.2 million in 2006.  These charges relate primarily to expected future investigatory and remedial activities associated with former waste disposal sites and past manufacturing operations.

During the second quarter of 2007, other corporate and unallocated costs were $18.4 million, compared to $16.5 million in the second quarter of 2006.  Stock-based compensation costs, reflecting a higher quarter end stock price, increased during the period.

PENSION
During the second quarter Olin made a $100 million voluntary contribution to its defined benefit pension plan.  In addition, the asset allocation in the plan has been adjusted to insulate the plan from discount rate risk.  Based on the combination of these actions, it is likely the defined benefit pension plan will meet the full funding requirements of the Pension Protection Act of 2006 without any additional contributions.

CASH FLOW
Cash flow from operating activities during the first six months of 2007 was $7.6 million, which included the $100 million voluntary pension contribution made during the second quarter.  This compares to a cash usage from operating activities in the first six months of 2006 of $80.8 million.  Working capital growth during the first six months of 2007 was approximately $110 million less than the first six months of 2006, but we expect year-end 2007 working capital levels to be similar to year-end 2006.  Cash and short-term investments at June 30, 2007 totaled $257.1 million compared to $193.7 million at June 30, 2006.

PIONEER ACQUISITION
On May 21, 2007, Olin entered into a definitive merger agreement to acquire Pioneer Companies, Inc. (Pioneer) for $35.00 in cash for each share of Pioneer common stock.  Pioneer is a leading producer of chlor alkali products in North America.  On July 16, 2007, Olin and Pioneer announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act applicable to the merger had expired.  The merger remains subject to certain customary closing conditions, including the adoption of the merger agreement by Pioneer’s shareholders.  On July 17, 2007, Pioneer announced that a special meeting of its stockholders is currently anticipated to be held on August 28, 2007 to vote on the merger.  Olin’s third quarter earnings forecast does not include any impact from the Pioneer acquisition.

DIVIDEND
Today, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on September 10, 2007 to shareholders of record at the close of business August 10, 2007.  This is the 323rd consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION
The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 27.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION
Olin Corporation is a manufacturer concentrated in three business segments:  Chlor Alkali Products, Metals, and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	unexpected litigation outcomes;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2007 - 15

Olin Corporation
Consolidated Statements of Income (a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions, except per share amounts)	2007	2006	2007	2006

Sales	$839.1	$826.4	$1,604.8	$1,551.5
Operating Expenses:
Cost of Goods Sold (exclusive of the LIFO
inventory liquidation gains, shown below)	760.1	741.2	1,461.0	1,373.6
LIFO Inventory Liquidation Gains (b)	7.8	-	13.1	13.5
Selling and Administration	44.2	44.1	85.4	89.9
Research and Development	1.2	1.1	2.3	2.3
Restructuring (Credit)/Charge (c)	(1.7)	-	(1.7)	15.7
Other Operating Income	0.2	0.7	0.2	0.7
Operating Income	43.3	40.7	71.1	84.2
Earnings of Non-consolidated Affiliates	12.3	13.0	20.4	25.1
Interest Expense	4.9	5.1	9.9	10.2
Interest Income	3.2	2.9	6.7	5.9
Other Income	0.1	0.3	0.2	1.2
Income before Taxes	54.0	51.8	88.5	106.2
Income Tax Provision	18.4	18.8	29.8	39.5
Net Income	$35.6	$33.0	$58.7	$66.7
Net Income Per Common Share:
Basic	$0.48	$0.46	$0.80	$0.92
Diluted	$0.48	$0.45	$0.79	$0.92
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	73.8	72.4	73.7	72.2
Average Common Shares Outstanding - Diluted	74.2	72.6	73.9	72.5

(a)	Unaudited.

(b)
In the three and six months ended June 30, 2007 the LIFO inventory liquidation gains of $7.8 million and $13.1 million, respectively, are part of the Metals inventory reduction program, which has the objective of reducing inventory balances by 20% over the next two years.  The 2006 LIFO inventory liquidation gain of $13.5 million was associated with the closure of our Waterbury Rolling Mills facility as part of the 2006 Metals restructuring actions.

(c)
The 2007 restructuring credit of $1.7 million is primarily the result of realizing more proceeds than expected from equipment sales associated with the 2006 closure of Waterbury Rolling Mills.  The six-month period ended June 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million.

Olin Corporation
Segment Information(a)

(In millions)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Sales:
Chlor Alkali Products	$166.4	$169.5	$321.7	$343.2
Metals	572.9	571.2	1,083.1	1,032.6
Winchester	99.8	85.7	200.0	175.7
Total Sales	$839.1	$826.4	$1,604.8	$1,551.5
Income before Taxes:
Chlor Alkali Products (b)	$55.3	$67.2	$98.5	$141.1
Metals (b) (c)	20.7	8.7	30.6	29.2
Winchester	5.6	3.3	13.7	7.2
Corporate/Other:
Pension Expense (d)	(2.5)	(4.5)	(4.0)	(7.9)
Environmental Provision	(7.0)	(5.2)	(13.1)	(10.1)
Other Corporate and Unallocated Costs	(18.4)	(16.5)	(36.1)	(35.2)
Restructuring Credit/(Charge) (e)	1.7	-	1.7	(15.7)
Other Operating Income	0.2	0.7	0.2	0.7
Interest Expense	(4.9)	(5.1)	(9.9)	(10.2)
Interest Income	3.2	2.9	6.7	5.9
Other Income	0.1	0.3	0.2	1.2
Income before Taxes	$54.0	$51.8	$88.5	$106.2

(a)           Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Chlor Alkali Products	$12.2	$12.9	$20.3	$24.8
Metals	0.1	0.1	0.1	0.3
Earnings of Non-consolidated Affiliates	$12.3	$13.0	$20.4	$25.1

(c)
Metals segment income for the three and six months ended June 30, 2007 included LIFO inventory liquidation gains of $7.8 million and $13.1 million, respectively, as part of the Metals inventory reduction program, which has the objective of reducing inventory balances by 20% over the next two years.  Metals segment income for the six months ended June 30, 2006 included a LIFO inventory liquidation gain of $13.5 million related to the closure of our Waterbury Rolling Mills facility as part of the 2006 Metals restructuring actions.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data.  All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
The 2007 restructuring credit of $1.7 million is primarily the result of realizing more proceeds than expected from equipment sales associated with the 2006 closure of Waterbury Rolling Mills.  The six months ended June 30, 2006 reflects the 2006 Metals restructuring charge of $15.7 million.

Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)
June 30,	2007	2006

Assets:
Cash & Cash Equivalents	$230.5	$117.1
Short-Term Investments	26.6	76.6
Accounts Receivable, Net	397.5	411.4
Inventories	241.6	279.1
Current Deferred Income Taxes	5.8	10.2
Other Current Assets	35.5	27.2
Total Current Assets	937.5	921.6
Property, Plant and Equipment
(Less Accumulated Depreciation of $1,437.7 and $1,402.0)	465.7	477.1
Prepaid Pension Costs	-	248.3
Deferred Income Taxes	135.9	125.9
Other Assets	39.4	25.8
Goodwill	76.0	78.4
Total Assets	$1,654.5	$1,877.1

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$8.3	$1.7
Accounts Payable	232.8	189.3
Income Taxes Payable	37.0	26.9
Accrued Liabilities	179.0	190.2
Total Current Liabilities	457.1	408.1
Long-Term Debt	242.5	250.6
Accrued Pension Liability	128.8	567.9
Other Liabilities	226.5	168.7
Total Liabilities	1,054.9	1,395.3
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 73.9 Shares (72.5 in 2006)	73.9	72.5
Additional Paid-In Capital	730.8	707.7
Accumulated Other Comprehensive Loss	(301.1)	(311.5)
Retained Earnings	96.0	13.1
Total Shareholders' Equity	599.6	481.8
Total Liabilities and Shareholders' Equity	$1,654.5	$1,877.1

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)
(In millions)
Six Months Ended June 30,	2007	2006
Operating Activities:
Net Income	$58.7	$66.7
Earnings of Non-consolidated Affiliates	(20.4)	(25.1)
Other Operating Income - Gain on Disposition of Real Estate	-	(0.7)
Stock-Based Compensation	2.5	3.0
Depreciation and Amortization	36.1	35.5
LIFO Inventory Liquidation Gains	(13.1)	(13.5)
Dividend Received from Non-consolidated Affiliate	3.3	-
Deferred Income Taxes	(6.8)	(53.0)
Qualified Pension Plan Contribution	(100.0)	-
Qualified Pension Plan Expense	12.9	17.7
Common Stock Issued Under Employee Benefit Plans	1.7	1.7
Changes in:
Receivables	(58.9)	(116.4)
Inventories	34.8	(3.0)
Other Current Assets	(3.5)	(15.1)
Accounts Payable and Accrued Liabilities	9.2	36.9
Income Taxes Payable	35.0	2.9
Other Assets	1.5	7.1
Other Noncurrent Liabilities	9.6	(18.1)
Other Operating Activities	5.0	(7.4)
Net Operating Activities	7.6	(80.8)
Investing Activities:
Capital Expenditures	(32.3)	(30.7)
Proceeds from Disposition of Property, Plant and Equipment	0.2	1.3
Purchase of Short-Term Investments	-	(76.6)
Proceeds from Sale of Short-Term Investments	50.0	-
Proceeds from Sale/Leaseback of Equipment	14.8	-
Distributions from Affiliated Companies, Net	11.7	19.0
Other Investing Activities	0.2	(0.5)
Net Investing Activities	44.6	(87.5)
Financing Activities:
Long-Term Debt Repayments	(1.1)	(0.5)
Issuance of Common Stock	8.1	6.1
Stock Options Exercised	0.8	4.4
Excess Tax Benefits from Stock Options Exercised	0.2	0.6
Dividends Paid	(29.5)	(28.9)
Net Financing Activities	(21.5)	(18.3)
Net Increase (Decrease) in Cash and Cash Equivalents	30.7	(186.6)
Cash and Cash Equivalents, Beginning of Year	199.8	303.7
Cash and Cash Equivalents, End of Period	$230.5	$117.1

(a)           Unaudited.